Encision Reports Second Quarter Fiscal Year 2015 Results

BOULDER, Colo., Oct. 31, 2014 /PRNewswire/ -- Encision Inc. (OTCQB:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2015 second quarter ended September 30, 2014.

The Company posted quarterly net revenue of $2.279 million for a quarterly net loss of $414 thousand, or $(0.04) per share. These results compare to net revenue of $2.645 million for a net loss of $50 thousand, or $(0.01) per share, in the year-ago quarter. Gross margin on net revenue was 47.2 percent in the fiscal 2015 second quarter and 53.2 percent in the fiscal 2014 second quarter. Gross margin on net revenue was lower in the fiscal 2015 second quarter as a result of scrap, higher material costs, and higher unit overhead costs on lower sales volume. The medical device excise tax is included in other expense.

The Company posted six months net revenue of $4.756 million for a six months net loss of $617 thousand, or $(0.06) per share. These results compare to net revenue of $5.327 million for a net loss of $361 thousand, or $(0.04) per share, in the year-ago six months. Gross margin on net revenue was 48.3 percent in the fiscal 2015 six months and 53.8 percent in the fiscal 2014 six months. Gross margin on net revenue was lower in the fiscal 2015 six months as a result of scrap, higher material costs, and higher unit overhead costs on lower sales volume. The medical device excise tax is included in other expense.

"We are dissatisfied with our 14% decrease in revenue for the second quarter compared to last year's second quarter," said Greg Trudel, President and CEO. "Since our first quarter of this fiscal year we have increased our channel presence and expect additional revenue to be gained from that focus and increase. Encision is executing to our plan of increasing market awareness of the devastating clinical and economic risk potential of stray energy and driving customer demand through education and awareness. We are concluding sterilization validation for our new AEM EndoShield™ Burn Protection System and expect to announce our product launch shortly."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2014 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	June 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$ 1,039	$ 1,690
Accounts receivable, net	790	863
Inventories, net	2,117	2,224
Prepaid expenses	206	65
Total current assets	4,152	4,842
Equipment, net	946	1,106
Patents, net	261	249
Other assets	17	14
Total assets	$ 5,376	$ 6,211
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	545	666
Accrued compensation	222	265
Other accrued liabilities	373	409
Lease and deferred rent payable – short term	90	97
Total current liabilities	1,230	1,437
Lease and deferred rent payable – long term	145	186
Total liabilities	1,375	1,623
Common stock and additional paid-in capital	23,575	23,545
Accumulated (deficit)	(19,574)	(18,957)
Total shareholders' equity	4,001	4,588
Total liabilities and shareholders' equity	$ 5,376	$ 6,211

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net revenue	2,279	2,645	4,756	5,327
Cost of revenue	1,204	1,238	2,458	2,462
Gross profit	1,075	1,407	2,298	2,865
Operating expenses:
Sales and marketing	701	714	1,384	1,665
General and administrative	380	355	751	708
Research and development	358	315	673	704
Total operating expenses	1,439	1,384	2,808	3,077
Operating income (loss)	(364)	23	(510)	(212)
Interest and other expense, net	(50)	(73)	(107)	(149)
Loss before provision for income taxes	(414)	(50)	(617)	(361)
Provision for income taxes	––	––	––	––
Net loss	$(414)	$ (50)	$ (617)	$ (361)
Net loss per share—basic and diluted	$(0.04)	$ (0.01)	$ (0.06)	$ (0.04)
Basic and diluted weighted average number of shares	10,673	8,210	10,673	8,210